Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Regional Health Properties, Inc.

We hereby consent to the incorporation by reference in the Registration Statements of Regional Health Properties, Inc. (the “Company”), on Form S-8 (Nos. 333-184462 and No. 333-177531) of our report dated February 22, 2022, relating to the consolidated financial statements as of December 31, 2021 and 2020 and for each of the years in the two-year period ended December 31, 2021, which appears in the Company’s annual report on Form 10-K.

/s/ Cherry Bekaert LLP

Atlanta, Georgia

February 22, 2022